Exhibit 99.1

May 12, 2025

ClearPoint Neuro Announces Investment of up to $110 Million by Oberland Capital with $33.5 Million Funded at Closing

SOLANA BEACH, CALIFORNIA / (ACCESS Newswire) / May 12, 2025 / ClearPoint Neuro, Inc. (NASDAQ: CLPT) (the “Company”), a global device, cell, and gene therapy-enabling company offering precise navigation to the brain and spine, today announced that it has entered into a note financing arrangement with Oberland Capital Management LLC (“Oberland Capital”) of up to $105 Million, with $30.0 million of gross proceeds funded at closing. Additional note financing will be provided to the Company by Oberland Capital under the following terms:

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An additional $25.0 million at the option of the Company any time prior to December 31, 2026; and
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An additional $50.0 million at the option of the Company and Oberland Capital any time prior to December 31, 2026.

In addition to the note financing, the Company entered into a stock purchase agreement with Oberland Capital whereby Oberland Capital purchased 275,808 shares of the Company’s common stock at a price of $12.69 per share in a registered direct offering, representing an additional $3,500,003.52 of gross proceeds to the Company. The price per share was equal to the trailing 30-trading days volume-weighted average price for the period ending on the day prior to the date of the stock purchase agreement. Oberland Capital also has the right to participate in a future offering of the Company’s common stock in an amount of $1.5 million on or before December 31, 2026.

The Company intends to use the proceeds from the offerings for general corporate purposes, which may include capital expenditures, working capital, and general and administrative expenses.

“We are thrilled to begin this partnership with Oberland Capital, as their goal of supporting the development and commercialization of innovative medical technologies such as cell and gene therapy is perfectly aligned with our vision, our products, and our partners,” commented Danilo D’Alessandro, Chief Financial Officer of ClearPoint Neuro. “Even as the global economic landscape continues to evolve, many of our 60+ pharmaceutical partners are routinely asking us to accelerate our new product introductions, expand our installed base, and prepare hospitals for the influx of new patients who will seek treatment once these advanced therapies become available. Oberland Capital has provided us with a substantial, creative, and flexible source of capital that will allow us to respond to our cell and gene therapy partners who depend on us to support their key clinical trials and eventual commercialization over the next few years.”

William Clifford, Partner at Oberland Capital, stated, “ClearPoint Neuro has a market leading portfolio of medical devices for neurosurgical navigation and a large and growing pipeline of cell and gene therapy delivery partnerships with pharmaceutical companies to serve patients with high unmet medical needs. We are excited to partner with ClearPoint Neuro through this structured financing, which includes a combination of debt, royalty and equity, and look forward to helping the Company achieve its long-term objectives.”

The shares of common stock in the registered direct offering are being offered pursuant to a shelf registration statement on Form S-3 (File No. 333-275476), which was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on November 20, 2023. The notes are offered pursuant to an exemption from the registration requirements of the Act under Section 4(a)(2) thereof and have not been registered under the Act or applicable state securities laws. A prospectus supplement relating to the shares of common stock will be filed by the Company with the SEC. When available, copies of the prospectus supplement relating to the registered direct offering, together with the accompanying prospectus, can be obtained at the SEC's website at www.sec.gov.

Covington & Burling LLP served as legal advisor to ClearPoint Neuro on the financings and Sheppard, Mullin, Richter & Hampton LLP served as legal advisor to ClearPoint Neuro on the registered direct offering. Cooley LLP advised Oberland Capital in these transactions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About ClearPoint Neuro

ClearPoint Neuro is a device, cell, and gene therapy-enabling company offering precise navigation to the brain and spine. The Company uniquely provides both established clinical products as well as preclinical development services for controlled drug and device delivery. The Company's flagship product, the ClearPoint Neuro Navigation System, has FDA clearance and is CE-marked. ClearPoint Neuro is engaged with healthcare and research centers in North America, Europe, Asia, and South America. The Company is also partnered with the most innovative pharmaceutical/biotech companies, academic centers, and contract research organizations, providing solutions for direct central nervous system delivery of therapeutics in preclinical studies and clinical trials worldwide. To date, thousands of procedures have been performed and supported by the Company's field-based clinical specialist team, which offers support and services to our customers and partners worldwide. For more information, please visit www.clearpointneuro.com.

About Oberland Capital

Oberland Capital is a private investment firm formed in 2013 with assets under management in excess of $3.0 billion, focused exclusively on investing in the global healthcare industry and specializing in flexible investment structures customized to meet the specific needs of its transaction partners. Oberland Capital's broad suite of financing solutions includes monetization of royalty streams, acquisition of future product revenues, creation of project-based financing structures, and investments in traditional debt and equity. With a combination of deep industry knowledge and extensive structured finance experience, the Oberland Capital team has a history of creating value for its transaction partners. For more information, please visit www.oberlandcapital.com.

Forward Looking Statements

This press release contains "forward-looking statements" that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, our intended use of proceeds from the offering, our ability to respond to and support our pharmaceutical partners by introducing new products, expanding our installed base and preparing hospitals for new patients, and patient demand for the expansion of our products and services. Forward-looking statements are based on the Company's current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the "Risk Factors" section of the Company's Annual Report on Form 10-K for the year ended December 31, 2024. The Company does not assume any obligation to update these forward-looking statements.

Contact Information

Danilo D'Alessandro
Chief Financial Officer
ir@clearpointneuro.com
(888) 287-9109 ext. 3

SOURCE: ClearPoint Neuro, Inc.